EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Clayton Dunning Group, Inc. and subsidiary

We hereby consent to the use in this Registration Statement on Form SB2/A, of Clayton Dunning Group, Inc. and subsidiary of our report dated March 30, 2006, relating to the audited consolidated financial statements of Clayton Dunning Group, Inc. and subsidiary for the years ended December 31, 2005 and 2004, which appears in such Form SB-2/A. We also consent to the reference of our name as it appears under the caption "Experts."

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

New York, New York
July 6, 2006